EX-99.9

December 15, 2003


Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, New York 10577

         Re: Jackson National Life Insurance Company of New York JNLNY Separate Account I
                  Registration Statement on Form N-4 (File No. 333-48822)

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post Effective Amendment No. 6 to a Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

         1. JNLNY Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

         2. Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement.

                                   Sincerely,

                                   /s/ Thomas J. Meyer

                                   Thomas J. Meyer
                                   Director, Senior Vice President,
                                   General Counsel and Secretary